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Exhibit (10)(xviii)

GREAT LAKES CHEMICAL CORPORATION

2005 INCENTIVE COMPENSATION PLAN

PERSONAL AND CONFIDENTIAL

GREAT LAKES CHEMICAL CORPORATION

INCENTIVE COMPENSATION PLAN

Purpose and Objectives

        The purpose of the Incentive Compensation Plan (Plan) is to contribute to the motivation of key employees in accomplishing the Company goals. The objectives of the Plan are as follows:

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  Clearly communicate and reinforce Operating Income and Free Cash Flow goals.

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  Provide a competitive incentive for achievement of Operating Income and Free Cash Flow goals.

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  Establish an objective basis for determining annual awards.

Plan Definitions

        Certain words or phases used in this plan document are defined as follows:

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  Award—An annual incentive compensation award.

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  Base Salary—Annual Salary as of December 31st of the Plan year.

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  Business Unit—Any designated organizational entity, division or business unit within the Company.

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  Capital Employed—Average capital used to produce revenue and profits of the business.

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  Company—Great Lakes Chemical Corporation and its subsidiaries.

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  Free Cash Flow (FCF):

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    Business Unit Free Cash Flow:  Net Income plus depreciation and amortization, net of changes in working capital, less capital expenditures and cash repositioning charges.

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    Corporate Free Cash Flow:  Operating Cash Flow less capital expenditures.

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  Operating Income—Sales less COGS (cost of goods sold) and SAR (sales, administrative, and R&D) excluding special charges and other call-outs; adjusted for the minority interest income or loss from non-consolidated JV's (Saudi Arabia, TBT).

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  Plan Year—The period from January 1st - December 31st of each calendar year.

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  Target Award—An incentive compensation award earned by a participant based on achieving Operating Income and FCF target objectives and other performance objectives during the plan year that represents payment at 100%.

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  Vitality Index—Percent of revenues generated from new products commercialized within last five calendar years

Eligibility

        Participants include key positions that significantly influence the performance of the Company and/or Business Unit. Participants are identified by salary band and recommended by the head of each Business Unit or Corporate function, subject to the approval of the Incentive Compensation Review Committee.

Administration

        The Compensation and Incentive Committee (C&IC) of the Board has ultimate authority over the Plan, is responsible for approving the Plan and may alter any provision of the Plan or terminate the

Plan at any time. The Compensation and Incentive Committee of the Board will directly administer the Plan with respect to all participants. Specific responsibilities of this Committee include:

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  Approving Annual Incentive Compensation Plan.

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  Approving Corporate and Business Unit performance objectives.

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  Determining incentive compensation award percentages.

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  Approving incentive compensation awards.

        The Incentive Compensation Review Committee, consisting of the Chief Executive Officer and the Senior Vice President, Human Resources and Communications will make recommendations to the C&IC and resolve questions regarding the interpretation of the Plan.

Target Award Levels

        The target incentive awards for each eligible position (by category) are expressed as a percentage of base salary as follows:

ELIGIBLE POSITION	TARGET INCENTIVE AWARD
CEO	85 - 100%
President, Executive Vice President, Senior Vice President	45% - 75%
Vice Presidents, General Managers, Directors	25% - 40%
Key Employees	7.5% - 20%

Payout Ranges

        Payout ranges are based upon target incentive award and are expressed as a percentage of base salary as follows:

	MINIMUM	TARGET	MAXIMUM
Corp or BU Op Income & FCF	0%	100%	Unlimited
Individual MBO's	0%	100%	200%

        As an incentive to increase shareholder value, Operating Income & FCF achievements, based upon actual results, are uncapped. That portion of participants' total earned incentive award in excess of 200% will be converted to Great Lakes Chemical Corporation Restricted Stock Units (RSU's) and presented to the ICP participant with a three year cliff vesting period.

Determination of Awards

        Awards will be determined as follows:

PARTICIPANT GROUP	CORPORATE OP INC + FCF	BUSINESS UNIT OP INC + FCF	INDIVIDUAL MBO COMPONENT
Corporate	*50%		**50%
Business Unit		*50%	**50%

*
Compensation and Incentive Committee, based on the recommendation of the CEO, may choose to increase or decrease Operating Income and FCF based awards after evaluating business unit and company performance and results in comparison to the overall business conditions in 2004.

**
If the Great Lakes Chemical Corporation 2005 Earnings Per Share (EPS) exceeds $1.50, the individual MBO component pool can be increased by up to 150%; and if EPS exceeds $1.75, the individual MBO component pool can be increased by up to 200%. The CEO will make the final determination based on business unit results, degree of difficulty to obtain such results, and general business conditions.

Distribution of Incentive Compensation

        Awards under the Plan are to be paid to a participant in cash as soon as financial performance is determined and individual performance can be assessed. Awards will typically be paid by March 15th following the close of a Plan year.

        A participant must be actively employed by the company on the date the bonus is paid to receive an incentive award. Participants hired or promoted to an eligible position during the Plan year may receive a pro-rated incentive award (based on salary earned in the Plan year while in the eligible position) if approved by the Incentive Compensation Review Committee.

        In the event a participant's employment is terminated prior to the end of the Plan year due to death, disability, or normal retirement, the participant or beneficiary may be entitled to receive the award that would have been earned if participant's employment had continued to the end of the Plan year, subject to the approval of the Incentive Compensation Review Committee.

        At the sole discretion of the Incentive Compensation Review Committee, a participant may not receive an incentive award due to poor individual performance or misconduct and may be declared ineligible under the ICP.

Distribution of Restricted Stock Units

        A participant must be actively employed by the company on the date the restricted stock unit award vest to receive such award. Non-vested awards will lapse upon termination of employment. In the event a participant's employment is terminated prior to the end of the vesting period due to death, disability, or normal retirement, the participant or beneficiary may be entitled to receive the award that would have vested if employment had continued to the end of the vesting period. These provisions are subject to the approval of the Incentive Compensation Review Committee.

General Provisions

Limitations on Vested Interest

    It is understood that the awarding of incentive compensation hereunder is within the sole discretion of Great Lakes Chemical Corporation. No participant has any vested interest in an award under the Plan until such award has been approved by the Compensation and Incentive Committee.

        Participants may be deleted from or added to the Plan each year at the sole discretion of the Company.

Employment Rights

    The Plan does not give any employee the right to be retained in the employ of the Company. Specifically, the Plan does not create an employment contract for the Plan year or any part thereof.

Non-Assignment

    Incentive compensation payments may not be pledged, assigned or transferred for any reason.

Withholding

    Any taxes required to be withheld by Federal, State or Local Regulations will be deducted from incentive compensation payments hereunder.

Discontinuance, Suspension or Amendment of the Plan

    The Company, with the approval of the Compensation and Incentive Committee, may discontinue or suspend the Plan at any time, or amend the Plan in any respect. The Company may review the Plan and its administration at any time to determine whether the objectives of the Plan continue to be met. Where appropriate, the Incentive Compensation Review Committee of the Company may make changes in the Plan with the approval of the Compensation and Incentive Committee of the Board of Directors.

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  Exhibit (10)(xviii)
GREAT LAKES CHEMICAL CORPORATION 2005 INCENTIVE COMPENSATION PLAN PERSONAL AND CONFIDENTIAL
GREAT LAKES CHEMICAL CORPORATION INCENTIVE COMPENSATION PLAN